Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-3 (File No. 333-216191, including a base prospectus dated March 10, 2017), as amended, of our report dated March 14, 2017 with respect to the audited financial statements of Zion Oil & Gas, Inc. for the years ended December 31, 2016 and 2015. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 14, 2017